Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

CYNGN, INC.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Shares of common stock, par value $0.00001, held by selling stockholders	Other(2)	3,790,322	$4.69	$17,776,610.18	0.0000927	$1,647.89
Fees to Be Paid	Equity	Shares of common stock, par value $0.00001, issuable upon exercise of pre-funded warrants held by selling stockholders	Other(2)	2,661,291	$4.69	$12,481,454.79	0.0000927	$1,157.03
Fees to Be Paid	Equity	Shares of common stock, par value $0.00001, issuable upon exercise of warrants held by selling stockholders	Other(2)	6,451,613	$4.69	$30,258,064.97	0.0000927	$2,804.92

Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$60,516,129.94		$5,609.84
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fees Due							$5,609.84(3)

(1)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee and is based on the average of the high ($5.18) and low ($4.20) sales prices of the registrant’s common stock of $4.69 per share on May 10, 2022 as reported on The Nasdaq Capital Market, pursuant to Rule 457(c) under the Securities Act.

(3)	The filing fee of $5,609.84 is being paid concurrently with the filing of this registration statement on Form S-1.